Exhibit 10.1

BONUS AND BONUS UNIT PLAN

GOLDEN GRAIN ENERGY, LLC

I.                                         Purpose.  The purposes of this Golden Grain Energy, LLC Bonus and Bonus Unit Plan are to retain the key management employees of the Company, to compensate those key management employees for their contributions to the growth of the Company and to induce those employees to continue making contributions to the growth of the Company.

II.                                     Definitions.  As used in this Plan, the following terms will have the following meanings:

A.                                   “Board” shall mean the Board of Directors of the Company.

B.                                     “Bonus Unit” shall mean the restricted units of ownership interest in the Company awarded pursuant to this Plan.  The Bonus Units shall be “A Units” and shall be governed by the provisions of the Company’s most current Operating Agreement, except where a provision of this Plan is in conflict with the provisions of the Company’s most current Operating Agreement in which case the provisions of this Plan shall control.

C.                                     “Change in Control” shall mean the occurrence of any of the following events:  (1) a person or group acquires more than fifty percent (50%) of the voting power or more than fifty percent (50%) of the fair market value of all of the Company’s outstanding Units; (2) a person or group acquires thirty-five percent (35%) or more of the Company’s outstanding Units over a 12-month period; (3) over a 12-month period, a majority of the Company’s directors are replaced by individuals whose election is not endorsed by the Board of Directors; or (4) over a 12-month period, a person or group acquires Company assets whose collective fair market value equals or exceeds forty percent (40%) of the total fair market value of all assets owned by the Company.  Persons who are Unitholders on December 31, 2005 shall not be counted in applying this definition.

D.                                    “Committee” shall mean the Compensation Committee of the Board of Directors.

E.                                      “Company” shall mean Golden Grain Energy, LLC.

F.                                      “Issue Date” shall mean the date on which a Participant signs an agreement acknowledging the award of Bonus Units and agreeing to be bound by the restrictions contained in this Plan, as further provided in paragraph B of Article III below.

G.                                     “Participant” shall mean an eligible employee who is awarded Bonus Units pursuant to this Plan.

H.                                    “Plan” shall mean the Golden Grain Energy, LLC Bonus and Bonus Unit Plan as set forth in this document and any amendments thereof.

I.                                         “Restricted Period” shall mean the time period (after which all restrictions shall lapse) beginning on the Issue Date of Bonus Units and ending on the fifth anniversary of the Issue Date.

III.                                 Eligibility.  All members of the Company’s Management Team (consisting of the Chief Executive Officer, the Chief Financial Officer, the Plant Manager, the Commodities Manager and the Lab Manager) shall be eligible to receive Cash Bonuses, Bonus Units and Extraordinary Performance Bonuses under this Plan as further provided in this section.

A.                                   Cash Bonuses.  The Committee may from time to time set group performance goals for the Company’s Management Team.  Such goals shall be measurable and ascertainable and shall be reasonably calculated to increase the Company’s efficiency, or profitability or the price at which the Company can sell its Units to investors.  Goals shall be set with reference to the Company’s fiscal year performance, and the Committee shall determine whether the Management Team has met those goals shortly before or after the end of each fiscal year or as soon as the relevant financial information becomes available.  If the Management Team has met its performance goals, the Committee shall determine a Cash Bonus amount.  Such amount shall be evenly divided among and promptly distributed equally to all members of the Management Team who were employed by the Company throughout the fiscal year for which the goals applied.  The Committee shall not be obligated to determine and announce Cash Bonus goals for each fiscal year of the Company.

B.                                     Bonus Units.  The Committee may also set individual or additional group performance goals for the members of the Company’s Management Team.  These goals may (but need not) be different for each Management Team member.  Such goals shall be measurable and ascertainable and shall be reasonably calculated to increase the Company’s efficiency or profitability or the price at which the Company can sell its Units to investors.  Goals shall be set with reference to the Company’s fiscal year performance, and the

Committee shall determine whether the goals have been met, either by each individual member of the Management Team in the case of individual goals or by all members collectively in the case of group goals.  The Committee shall make its determination shortly before or after the end of each fiscal year or as soon as the relevant financial information becomes available.  If the goals have been met, the Committee shall determine a separate cash award for each member of the Management Team who has met his or her goals.  The cash awards need not be equal, and the Committee shall not be obligated to determine and announce Bonus Unit goals for each member of the Management Team or for each fiscal year of the Company.

Each cash award thus determined shall be converted into Bonus Units by dividing the amount of each Participant’s cash award by the recent price (or the average of the recent prices) at which Units have been traded among Unitholders or otherwise transferred in a private transaction.  If the Committee believes that there are no private transactions recent enough to indicate the value of a Unit, the Committee shall determine the fair market value of a Unit on the basis of all information then available to it, and each Participant’s cash award shall be divided by the Unit value determined by the Committee in order to determine the number of Bonus Units received by each Participant.  In converting the cash awards into Bonus Units, no discount shall be applied on account of the restricted status of the Bonus Units.

All Participant’s Bonus Unit awards shall be delivered in Bonus Units.  No Participant shall be entitled to demand the cash amount used to determine the number of Bonus Units awarded to him or her.  Participants shall not be required to make any payment for their Bonus Units, but Participants shall be responsible for all income and employment tax liability incurred with respect to their Bonus Unit awards.

The Company may require each Participant to represent that the Participant will hold the Bonus Units for purposes of investment and with no intent to transfer, sell or otherwise dispose of the Bonus Units.  The Bonus Units may be transferred only in accordance with this Plan, the Company’s then-existing Operating Agreement or other governance documents, and applicable securities law.

As a condition of receiving Bonus Units, each Participant shall deliver an agreement substantially in the form of Exhibit A hereto.  The date on which the Participant delivers the Agreement to the

Company shall be the “Issue Date” for purposes of this Plan.  The Company may also require the Participant to sign any Operating Agreement or similar document signed by other Unitholders as a condition to receiving Bonus Units hereunder.

C.                                     Extraordinary Performance Bonus.  From time to time, the Committee may award any one or more Management Team members cash bonuses for extraordinary performance.  The awarding of any such bonus shall be within the discretion of the Committee or its delegate.  Extraordinary Performance Bonuses shall be given sparingly.

IV.                                 Special Provisions for Bonus Units.

A.                                   Issuance of Certificates.  After the Participant has delivered the agreement described in paragraph B of Article III above, the Participant’s Bonus Units shall be issued and certificates showing the Participant’s ownership of such Units shall be prepared.  The Participant shall then become the owner of the Bonus Units, and shall have all rights belonging to a Unitholder, other than the right to vote on issues presented to the Company’s members during the Restricted Period applicable to such Units.  Notwithstanding the preceding sentence, the Bonus Units shall be subject to the restrictions described in this Article.  If the Company so directs, the certificates representing the Bonus Units shall be printed with a legend stating that the Units are subject to the restrictions contained in this Plan.  To aid in the enforcement of those restrictions, the Participant shall deposit the certificates, together with a transfer document appropriately endorsed in blank, with an escrow holder designated by the Company.  The Company may serve as escrow holder.

B.                                     Recapitalization Events.  If, during the Restricted Period, the Participant should be entitled to new, additional or different Units by virtue of his or her ownership of the Bonus Units, then additional certificates for such new, additional or different Units shall be issued to the Participant in the same manner, and subject to the same restrictions, as the certificates issued pursuant to paragraph A above.  The Restricted Period applicable to such new, additional or different Units shall be the same as the Restricted Period applying to the underlying Units issued to the Participant, and the restrictions on the new, additional or different Units shall lapse contemporaneously with the lapse of the restrictions on the underlying Units.

C.                                     Dividends.  If dividends or other distributions are paid on the Bonus Units during the Restricted Period, the Participant shall receive such dividends or distributions and shall be responsible for any income tax liability arising therefrom.

D.                                    Termination of Participant’s Employment.  If the Participant’s employment with the Company ends for any reason (including the Participant’s death or disability) during a Restricted Period, the Company shall direct the escrow holder to deliver the Bonus Units subject to that Restricted Period to the Company, the Participant or the Participant’s designated beneficiary in accordance with subparagraphs 1 through 5 below.  The Participant shall not be entitled to any payment for the Bonus Units delivered to the Company.

1.                                       If the Participant’s employment ends before the third anniversary of the Issue Date, the escrow holder shall deliver all of the Bonus Units awarded on that Issue Date to the Company.

2.                                       If the Participant’s employment ends on or after the third anniversary and before the fourth anniversary of the Issue Date, the escrow holder shall deliver fifty percent (50%) of the Bonus Units awarded on that Issue Date to the Company and the remaining fifty percent (50%) of the Bonus Units awarded on that Issue Date to the Participant.

3.                                       If the Participant’s employment ends on or after the fourth anniversary and before the fifth anniversary of the Issue Date, the escrow holder shall deliver twenty-five percent (25%) of the Bonus Units awarded on that Issue Date to the Company and the remaining seventy-five percent (75%) of the Bonus Units awarded on that Issue Date to the Participant.

4.                                       If the Participant’s employment ends on or after the fifth anniversary of the Issue Date, the escrow holder shall deliver all of the Bonus Units awarded on that Issue Date to the Participant.

5.                                       Notwithstanding subparagraphs 1 through 4 above, if the Participant’s employment ends on account of the Participant’s death, disability or retirement, the escrow holder shall deliver all of the Bonus Units to the Participant or, in the case of the Participant’s death, to the Participant’s designated beneficiary or the personal representative of the

Participant’s estate as described in paragraph 6 below.  For purposes of this subparagraph 5, the Participant’s disability shall mean his or her physical or mental inability to perform the functions of his or her Management Team position for a continuous period which has lasted or is expected to last for at least one year.  The Participant’s retirement shall mean his or her cessation of all full-time employment on or after attaining age sixty-two (62).

6.                                       For purposes of subparagraph 5 above, each Participant shall be entitled to designate a beneficiary to receive his or her restricted Bonus Units if the Participant should die within a Restricted Period.  Any such beneficiary designation shall be in writing and shall be signed and dated by the Participant.  No such beneficiary designation shall be effective until it has been delivered to the Company, and each beneficiary designation shall supersede all previous ones.  If the Participant has not designated a beneficiary or if the Participant’s designated beneficiary is not living at the time of the Participant’s death or, if at the time of the Participant’s death, he or she is divorced from the individual listed as designated beneficiary, the Participant’s Bonus Units shall be delivered to the personal representative of the Participant’s estate.  The receipt of the Participant’s designated beneficiary or of the personal representative of the Participant’s estate shall be a full acquittance of the Company.

E.                                      Transfer Restrictions.  During the Restricted Period, the Bonus Units shall not be sold, exchanged, pledged or otherwise transferred or disposed of.

F.                                      Lapse of Restrictions.  All restrictions set forth in this Article IV shall lapse as provided in subparagraphs 1 through 4 below.

1.                                       On the third anniversary of the Issue Date with respect to an award of Bonus Units, the Restricted Period shall end with respect to fifty percent (50%) of the Bonus Units covered by the award, and the escrow holder shall deliver such unrestricted Bonus Units to the Participant.  The Participant will not be obligated to pay for the Bonus Units thus delivered but shall bear all tax liability with respect thereto.  Upon delivery to the Participant, the Bonus Units shall no longer be subject to this Plan but shall remain subject to all restrictions contained in the Company’s Operating

Agreement and any similar document binding on all Unitholders.

2.                                       On the fourth anniversary of the Issue Date with respect to an award of Bonus Units, the Restricted Period shall end with respect to an additional twenty-five percent (25%) of the Bonus Units originally covered by the award and such Bonus Units shall be delivered to the Participant on the terms and conditions outlined in subparagraph 1 above.  The Participant shall then have unrestricted ownership of seventy-five percent (75%) of the Bonus Units originally covered by the award.

3.                                       On the fifth anniversary of the Issue Date with respect to an award of Bonus Units, the Restricted Period shall end with respect to the remainder of the Bonus Units covered by the award and such remaining Units shall be delivered to the Participant on the terms and conditions outlined in subparagraph 1 above.

4.                                       Upon any change in control of the Company, the Restricted Period shall end with respect to all Bonus Units awarded to the Participant, regardless of the date of the award.  The Units shall immediately be delivered to the Participant on the terms and conditions outlined in subparagraph (1) above.

V.                                     Finality of Determination.  The Committee will administer this Plan and construe its provisions.  Any determination by the Committee in carrying out, administering, or construing this Plan will be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

VI.                                 Limitations.

A.                                   No Right to Allocation.  No person will at any time have any right to receive a Cash Bonus, Bonus Units or an Extraordinary Performance Bonus hereunder and no person other than the Committee or its delegate will have authority to make any representation or warranty with respect thereto.  Other than as provided in paragraph E below, no Participant shall have any right to put his or her Bonus Units to the Company.

B.                                     Rights of Participants.  Participants will have no rights other than those set forth in this Plan.  Except as provided in subparagraph 6 of paragraph D of Article IV, such rights may not be assigned or transferred.  If any attempt is made to sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of any Bonus Units held by a Participant before the restrictions of Article IV have lapsed, the Units that are the subject of such attempted disposition will be deemed offered to the Company for repurchase by the Company at no cost.

C.                                     No Right to Continued Employment.  Neither the Company’s action in establishing the Plan, nor any action taken by it or by the Board or the Committee under the Plan, nor any provision of the Plan, will be construed as giving to any person the right to be retained in the employ of the Company.

D.                                    No Affect on Retirement Plans.  Bonus shares shall not be considered “compensation” for purposes of any qualified retirement plan maintained by the Company.

E.                                      Taxes and Withholding.  The Participant will be liable for all employment taxes attributable to any Cash Bonus, Bonus Units or Extraordinary Performance Bonus and for all income tax due with respect to such awards.  For Cash Bonuses and Extraordinary Performance Bonuses, the employment tax and withholding liability will be satisfied out of the funds constituting the award and the value of the bonus will be reported as taxable income, all in accordance with the Company’s usual payroll practices.

1.                                       For Bonus Unit awards, the Company shall satisfy the Participant’s employment tax and withholding liability by deducting the necessary funds ratably from the Participant’s regular payroll checks for the remainder of the fiscal year in which the Bonus Units give rise to such tax liability.  The Participant may also deliver the necessary funds to the Company or ask the Company to redeem sufficient unrestricted Bonus Units to satisfy the income withholding liability and the employment tax liability.

2.                                       The Participant may also ask the Company to redeem sufficient unrestricted units to satisfy the income tax liability attributable to the vesting of the units.  However, any request made pursuant to this subparagraph must be made within thirty (30) days of the vesting of the units.  Redemption requests shall be limited to thirty percent (30%) of the value of the vested Units, as reported for federal income tax purposes, less the value of the unrestricted Units redeemed to satisfy the income tax withholding liability, plus the value of any Units redeemed to satisfy employment tax liability.

3.                                       If the Participant chooses to pay the income tax on the Bonus Units at the time they are issued (rather than when the Restricted Period lapses), the Participant shall so inform the Company.

VII.                             Amendment, Suspension or Termination of Plan.  The Board may amend, suspend or terminate this Plan in whole or in part at any time; provided that such amendment will not affect adversely rights or obligations with respect to Bonus Units previously awarded.

VIII.                         Governing Law.  The Plan will be governed by the laws of the State of Iowa.

IX.                                Expenses of Administration.  All costs and expenses incurred in the operation and administration of this Plan will be borne by the Company.

This Plan was adopted by the Board of Directors of Golden Grain Energy, LLC on December 19, 2005.

/s/ Ron Pumphrey, Sec.

EXHIBIT A

GOLDEN GRAIN ENERGY, LLC

BONUS UNIT AGREEMENT

By signing below, I acknowledge that                 Bonus Units have been allocated to me pursuant to the Company’s Bonus and Bonus Unit Plan.  Upon receipt of these Bonus Units, I will deposit them, together with a stock power duly endorsed in blank with an escrow agent appointed pursuant to paragraph A of Article IV of the Plan.  I represent and agree that I am acquiring these Bonus Units for investment and that I have no present intention to transfer, sell or otherwise dispose of them, except as permitted pursuant to the Plan and in compliance with applicable securities laws.  I agree further that I am acquiring these shares in accordance with, and subject to, the terms, provisions and conditions of said Plan, that I am informed about such terms, provisions and conditions and that I hereby expressly assent to all of them.  This agreement will bind and inure to the benefit of my heirs, legal representatives, successors and assigns.

Participant